Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Schedule TO
(Form Type)

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC
(Name of Subject Company (Issuer))

Transaction Valuation:	$943,519,867 (approximately 20% of 7/31/2023 NAV) (a)	Amount of Filing Fee:	$103,975.89 (b)

(a)	Calculated as the aggregate maximum value of Units being purchased.

(b)	Calculated at $110.20 per $1,000,000 of the Transaction Valuation.